EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:  Andrew Gordon, President & Chief Executive Officer
Telephone:  (718) 832-0800

Coffee Holding Co., Inc. Switches to The NASDAQ Stock Market

STATEN ISLAND, New York – March 3, 2010.  Coffee Holding Co., Inc. (“Coffee Holding”) today announced that its board of directors has approved the decision to switch the listing of its common stock from the American Stock Exchange (“AMEX”) to the NASDAQ Stock Market LLC (“NASDAQ”).  Effective as of the close of trading on March 15, 2010, Coffee Holding anticipates it will cease trading on AMEX.  Upon the open of trading on March 16, 2010, Coffee Holding anticipates its shares will commence trading on NASDAQ under the symbol “JVA.”

“This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to the investing community,” said Andrew Gordon, President & Chief Executive Officer of Coffee Holding.   “We believe that NASDAQ’s electronic multiple market marker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and lowest cost per trade.  As the world’s largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors.  We are proud to be a part of The NASDAQ Stock Market.”

NASDAQ is the largest U.S. electronic stock market, hosting approximately 3,200 companies, more than any other U.S. stock market.  And, on average, its systems trade more shares per day than any other U.S. stock market.  NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology.  NASDAQ is the primary market for trading NASDAQ-listed stocks.  For more information about NASDAQ, visit the NASDAQ website at https://www.nasdaq.com.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

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